Exhibit 99.1

CTI BioPharma Reports First Quarter 2017 Financial Results

- Pacritinib Marketing Authorization Application Submission Expected in Mid-Year

-Expanded Partnership with Servier for Commercialization of PIXUVRI®

-Management to Host Conference Call/ Webcast Today at 4:30 p.m. Eastern time

SEATTLE, WA, May 3, 2017 - CTI BioPharma Corp. (NASDAQ and MTA:CTIC) today reported financial results for the first quarter ended March 31, 2017.

Recent Highlights

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In April 2017, CTI BioPharma announced the expansion of the existing license and development collaboration agreement with Servier for PIXUVRI® (pixantrone). Under the expanded agreement, Servier will have rights to PIXUVRI in all markets except in the U.S. where CTI BioPharma will retain the commercialization rights. Servier will pay CTI BioPharma €12 million and is obligated to purchase a certain amount of PIXUVRI drug product for an additional €0.9 million. CTI BioPharma is eligible to receive €76 million in additional sales and regulatory milestone payments as well as royalties on net product sales.

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In March 2017, Adam Craig, M.D., Ph.D., became President and CEO and as a Director of CTI BioPharma. Dr. Craig has over 20 years of experience in hematology, oncology and drug development in both the US and Europe. Dr. Craig has worked as an independent consultant providing strategic and operational advice and support to CTI BioPharma and other hematology/oncology biotechnology companies since 2016. Prior to consulting, Dr. Craig was Chief Medical Officer (CMO) and Executive Vice President of Development of Sunesis Pharmaceuticals from 2012 to 2016. From 2008 to 2012, Dr. Craig was CMO and Senior Vice President of Chemgenex Pharmaceuticals Ltd, a publicly-traded biotechnology company which was acquired by Cephalon/Teva Pharmaceuticals in 2011. Dr. Craig is a Member of the Royal College of Physicians (UK) and undertook Post-Graduate Training in Pediatrics and Pediatric Oncology.

“We have made excellent progress since the start of the year on the regulatory/clinical front and operationally. We plan to submit the Marketing Authorization Application for pacritinib to treat patients with myelofibrosis to the European Medicines Agency mid-year," said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI BioPharma. “We are currently preparing to initiate this quarter the PAC203 dose exploration study that was requested by the FDA and would expect to have interim data by the end of 2017. We are also pleased to have recently expanded our partnership with Servier for commercialization of PIXUVRI in the E.U."

First Quarter Financial Results

Total revenues for the first quarter ended March 31, 2017 were $0.8 million compared to $36.5 million for the same period in 2016. The decrease in total revenues for the first quarter of 2017 is primarily due to recognition of $32 million in milestone revenue related to pacritinib in the first quarter of 2016. Additionally, net product revenues of

PIXUVRI for the first quarter of 2017 decreased to $0.7 million compared to $1.2 million for the same period in 2016.

GAAP operating loss for the first quarter of 2017, was $19.3 million compared to GAAP operating income of $4.1 million for the same period in 2016. Non-GAAP operating loss, which excludes non-cash share-based compensation expense, for the first quarter of 2017, was $17.5 million compared to the non-GAAP operating income of $8.0 million for the same period in 2016. The Company’s operating loss for the first quarter of 2017, as compared to an operating income for the same period in 2016, is primarily due to recognition of $32 million in milestone revenue related to pacritinib as mentioned above. Research and development expenses decreased to $9.3 million for the first quarter of 2017 compared to $20.8 million for the same period in 2016. The decrease was primarily attributable to reductions in costs related to pacritinib clinical development due to the timing of completion of the Phase 3 clinical trials. Additionally, the decrease was attributable to a decrease in personnel costs related to a reduction in average headcount between periods and reductions in costs for PIXUVRI clinical development and pacritinib manufacturing. Non-cash share-based compensation expense for the first quarter of 2017, was $1.8 million compared to $3.8 million for the same period in 2016. For information on CTI BioPharma’s use of this non-GAAP measure and a reconciliation of such measure to GAAP operating loss, see the section below entitled “Non-GAAP Financial Measures.”

Net loss for the first quarter of 2017 was $19.8 million, or ($0.71) per share, compared to a net income of $3.3 million, or $0.12 per share, for the same period in 2016.

As of March 31, 2017, cash and cash equivalents totaled $33.3 million, compared to $44.0 million as of December 31, 2016.

Information required by CONSOB pursuant to section 114, paragraph 5, of the Italian Legislative Decree no. 58/98

Report on possible failure to comply with covenants

To the knowledge of CTI BioPharma’s management, CTI BioPharma and its subsidiaries are in compliance with all covenants, negative pledges and other provisions concerning long-term debt.

Business and financial plan
CTI BioPharma’s strategy is to become a leader in the acquisition, development and commercialization of novel therapeutics for the treatment of blood-related cancers. The key elements of CTI BioPharma’s strategy to achieve this goal are to:

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Commercialize PIXUVRI. Together with Servier, we intend to continue our efforts to build a successful PIXUVRI franchise in Europe as well as other markets. Our partner is currently focused on educating physicians on the unmet medical need and building brand awareness for PIXUVRI among physicians in the countries where PIXUVRI is available. A successful outcome from the post-authorization trial, PIX306, will enable us to potentially obtain full marketing authorization from the European Commission and expand the market potential for PIXUVRI.

•	Develop Pacritinib in Myelofibrosis and Additional Indications. We intend to develop and commercialize pacritinib for adult patients with myelofibrosis and potentially additional indications.

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Continue to Develop Tosedostat for AML and MDS. We intend to continue develop our earlier stage candidate tosedostat for the treatment of AML and MDS currently through cooperative group sponsored trials and ISTs. Sponsoring such trials provides us with a more economical approach for further developing our investigational products.

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Evaluate Strategic Product Collaborations to Accelerate Development and Commercialization. Where we believe it may be beneficial, we intend to evaluate additional collaborations to broaden and accelerate clinical trial development and potential commercialization of our product candidates. Collaborations have the potential to generate non-equity based operating capital, supplement our own internal expertise and provide us with access to the marketing, sales and distribution capabilities of our collaborators in specific territories.

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Identify and Acquire Additional Pipeline Opportunities. Our current pipeline is the result of licensing and acquiring assets that we believe were initially undervalued opportunities. We plan to continue to seek out additional product candidates in an opportunistic manner.

Conference Call Information

CTI BioPharma management will host a conference call to review its first quarter 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PT / 4:30 p.m. ET / 10:30 p.m. CEST. Participants can access the call at 1-888-455-2311 (domestic) or +1 719-457-2617 (international). To access the live audio webcast or the subsequent archived recording, visit www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is 1369799. The telephone replay will be available until Wednesday, May 10, 2017.
About CTI BioPharma Corp.

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Non-GAAP Financial Measures

CTI BioPharma has provided in this press release the historical non-GAAP financial measure of operating loss, excluding non-cash share-based compensation expense, for the first quarter ended March 31, 2017 and March 31, 2016. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI BioPharma’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation expense can enhance management’s and investors’ comparison of CTI BioPharma’s operating results over different periods of time as compared to the operating results of other companies.

CTI BioPharma’s use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that CTI BioPharma’s reported non-GAAP operating loss in 2017 results in the exclusion of a recurring expense, since CTI BioPharma expects that share-based compensation will continue to be a significant recurring expense in CTI BioPharma’s business. A second limitation is that CTI BioPharma’s methodology for calculating non-GAAP operating loss, which only excludes the component of share-based compensation, may differ from the methodology CTI BioPharma’s peer companies utilize to the extent they report non-GAAP operating income or similarly titled measures. Accordingly, CTI BioPharma’s non-GAAP operating loss may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI BioPharma’s non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI BioPharma’s securities. Such statements include, but are not limited to, expectations with respect to the timing and planned enrollment of PAC203 and our ability to interpret clinical trial data and results for PERSIST-2 despite not satisfying the pre-specified minimum evaluable patient goal, expectations with respect to the potential therapeutic utility of pacritinib, statements regarding CTI BioPharma’s expectations with respect to the potential of pacritinib to achieve treatment goals, CTI BioPharma’s intent to present pacritinib data at an upcoming scientific meeting, CTI BioPharma’s intent to submit a new MAA, the development of CTI BioPharma and its product and product candidate portfolio, including the advancement of pacritinib and other pipeline programs, CTI BioPharma’s ability to achieve its goals in 2017 and beyond, CTI BioPharma’s intent to continue efforts to commercialize PIXUVRI in Europe and expand the market potential for PIXUVRI, and CTI BioPharma’s plans to continue advancing the development of its pipeline candidates through strategic product collaborations or cooperative group and investigator-sponsored trials, as well as the identification and acquisition of additional pipeline opportunities. In particular, this press release addresses select preliminary clinical trial data and results, and should be evaluated together with information regarding primary and secondary endpoints, safety and additional data once such data has been more fully analyzed and is made publicly available. The statements are based on assumptions about many important factors and information currently available to us to the extent we have thus far had an opportunity to fully and carefully evaluate such information in light of all surrounding facts, circumstances, recommendations and analyses. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the outcome of preclinical and clinical studies, the potential failure of pacritinib to prove safe and effective as determined by the FDA and/or the European Medicines Agency, changes to study protocol or design or sample size to address any patient safety, efficacy or other issues raised by the FDA or otherwise, that top-line results observed to date may differ from future results or that different conclusions or considerations may qualify such results once existing data has been more fully evaluated, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI BioPharma may experience delays in the commencement of preclinical and clinical studies, that the costs of developing pacritinib and CTI BioPharma’s other product candidates may rise; other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals, contractual milestones and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, that CTI BioPharma will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation; as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

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CTI BioPharma Contacts:
Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Product sales, net	$686	$1,223
License and contract revenue	68	35,252
Total revenues	754	36,475
Operating costs and expenses:
Cost of product sold	133	190
Research and development	9,253	20,846
Selling, general and administrative	10,688	11,312
Total operating costs and expenses	20,074	32,348
(Loss) income from operations	(19,320)	4,127
Non-operating income (expense):
Interest expense	(534)	(714)
Amortization of debt discount and issuance costs	(38)	(101)
Foreign exchange (loss) gain	(43)	198
Other non-operating expense	—	(519)
Net (loss) income before noncontrolling interest	(19,935)	2,991
Noncontrolling interest	107	321
Net (loss) income	$(19,828)	$3,312
Net (loss) income per common share:
Basic	$(0.71)	$0.12
Diluted	$(0.71)	$0.12
Shares used in calculation of (loss) earnings per common share:
Basic	28,045	27,793
Diluted	28,045	27,816

Balance Sheet Data (unaudited):	(amounts in thousands)
	March 31,	December 31,
	2017	2016
Cash and cash equivalents	$33,283	$44,002
Working capital	(5,104)	15,178
Total assets	44,660	63,843
Current portion of long-term debt	8,170	7,949
Long-term debt, less current portion	9,193	11,311
Total shareholders' (deficit) equity	(10,373)	7,757

Non-GAAP Reconciliations (In thousands) (unaudited)

	Three Months Ended March 31,
	2017	2016
As reported - (loss) income from operations (GAAP)	$(19,320)	$4,127
As reported - share-based compensation expense (GAAP)	1,799	3,826
As adjusted - (loss) income from operations (Non-GAAP)	$(17,521)	$7,953